Exhibit 10.1

SEPARATION AGREEMENT INCLUDING RELEASE OF CLAIMS; EXHIBIT 1

This Separation Agreement Including Release of Claims (“Agreement”) is voluntarily entered into by Michael Ching (“Employee”), First Hawaiian, Inc. and First Hawaiian Bank (collectively, the “Employer”).

1.  Resignation from Employment and Officer/Director Positions.

Employee’s last day of employment is January 31, 2018 (“Date of Separation”).  His separation from employment will be considered a voluntary resignation.  Effective as of the close of business on the Date of Separation, Employee hereby resigns from all officer and director positions he holds with Employer, and any parent, subsidiary or affiliate of Employer.  Upon effectiveness of Employee’s resignation, Employee shall be relieved of the position and responsibilities of Executive Vice President, Chief Financial Officer & Treasurer and shall have no authority to act on behalf of Employer or any other entity of which he was an officer or director; shall have no supervisory authority; and shall not perform work for Employer.

2.  Final Wages and Vacation Pay.

On or before Employee’s Date of Separation, Employer will pay (or already has paid) the following:

(a) All wages through and including Employee’s Date of Separation, less withholdings required by law and applicable deductions for benefits; and

(b) All accrued unused vacation remaining at the Date of Separation, less deductions required by law.

Employee has a right to receive the monies specified in Paragraphs 2(a) and 2(b) whether or not Employee enters into this Agreement.

3.  Medical and Dental Continuation Coverage and Other Benefits.

If Employee receives medical, dental and vision insurance coverage through Employer on the Date of Separation, Employee is eligible to choose to continue such medical, dental and vision insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a federal law, at Employee’s expense (which is determined by law and may be up to the full cost of coverage plus an administrative charge).

Except as otherwise set forth herein, with regard to all other benefit plans, including pension entitlements, Employee’s rights and responsibilities are as provided by applicable law and plan provisions and administration.

4.  No Other Entitlement Absent Agreement.

Employee agrees that, unless he signs this Agreement in order to receive the additional consideration described below, no other monies or benefits are owed to Employee except as specified above.

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5.  Consulting Fee and Benefits.

If Employee signs this Agreement, and, on or after the Date of Separation also signs a Consulting Agreement in substantially the form attached hereto as Exhibit 1, and Employee signs and does not revoke the supplemental release in accordance with Paragraph 14(b), Employer agrees to the following:

(a) Employer will retain Employee as a consultant pursuant to the terms of the Consulting Agreement;

(b) No later than the earlier of (i) the date Employer makes payments to employees under its Bonus Plan or (ii) March 15, 2018, Employer will pay Employee the gross amount of $235,290.50, as a discretionary bonus for the 2017 performance year;  and

(c) Employer shall waive repayment from Employee any unamortized portion, as of the Date of Separation, of the Employer-paid Initiation Fee for Waialae Country Club; and

Employee agrees that Employee has no entitlement to the foregoing benefits except in return for entering into this Agreement, not revoking this Agreement, and entering into a Consulting Agreement in substantially the form attached hereto as Exhibit 1.

Employee will continue to be eligible for any earned award under the First Hawaiian, Inc. Long-Term Incentive Plan (“Plan”) for the 2015-2017 cycle ended December 31, 2017, as determined in accordance with Plan provisions.

6.  Release of Claims.

Employee, for himself, his agents, heirs, successors, assigns, executors and/or administrators, finally and forever releases First Hawaiian, Inc. and First Hawaiian Bank and the subsidiaries and affiliated companies of each, as well as the successors, predecessors, assigns, agents, directors, officers, employees, attorneys and representatives of all such entities, past or present, from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not previously brought before any state or federal court or before any state or federal agency or other governmental entity, which Employee has or may have against any released person or entity, by reason of any and all acts, omissions, events or facts occurring or existing prior to the Effective Date of this Agreement (as defined below), including, without limitation, all claims concerning the employment of Employee or the termination of Employee’s employment.

This release by Employee includes, but is not limited to, claims for breach of contract, express or implied; promissory estoppel claims; constructive discharge claims; tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring or retention, assault and battery, defamation, intentional or negligent misrepresentation and

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fraud; claims of employment discrimination, harassment or retaliation; unlawful termination; wrongful termination in violation of public policy; claims for wages, hours, benefits, and compensation; and any and all claims for attorney’s fees and costs.  This release includes claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, which prohibits discrimination on the basis of sex, race, color, national origin and religion; the Civil Rights Act of 1866; Civil Rights Act of 1991; the Age Discrimination in Employment Act which prohibits discrimination on the basis of age 40 and older; Older Workers’ Benefit Protection Act; the Americans with Disabilities Act, which prohibits discrimination on the basis of disability; the Genetic Information Non-Discrimination Act, which prohibits discrimination on the basis of genetic information; Fair Labor Standards Act; Employee Retirement and Income Security Act; Family Medical Leave Act; the Worker Adjustment and Retraining Notification Act; 42 U.S.C. § 1981; Hawaii Constitution; Hawaii Wage and Hour Law (Chapter 387, Hawaii Revised Statutes (“HRS”)); Hawaii Employment Practices Act (Chapter 378, HRS) which, among other things, prohibits discrimination because of race, sex, sexual orientation, age, religion, color, ancestry, disability, marital status, arrest and court record, credit history or credit report, gender identity and expression, or domestic or sexual violence victim status; Dislocated Workers Act (Chapter 394B, HRS); Payment of Wages and Other Compensation statute (Chapter 388, HRS); the Hawaii Civil Rights Commission Act (Chapter 368, HRS); and the Whistleblowers’ Protection Act (Chapter 378, Part V, HRS).

These foregoing release means that Employee cannot sue Employer (or companies or people related to, employed by or who acted on behalf of Employer as set forth above) in court or bring any other legal proceedings for anything that happened during Employee’s employment, for anything having to do with the termination of Employee’s employment, or for any claim which Employee may have against Employer as of the Effective Date of this Agreement, except as permitted by law or regulation.  However, in the event such a proceeding is brought, Employee agrees that the consideration provided to Employee in this Agreement shall be the sole relief provided for the claims that are released herein, and Employee will not be entitled to recover and Employee agrees to waive any monetary benefits or other recovery in connection with any such proceedings regardless of who has brought such claims.  This release does not include enforcement of the promises made in this Agreement.

Employee understands and expressly accepts and assumes the risk that the facts as he now understands them and believes to be true may be later found to be different, and Employee agrees that this Agreement will remain effective notwithstanding any such differences in fact.

7.  Representations.

Employee represents and warrants that, as of the date he signs this Agreement, (a) he has been fully paid for all work he performed for Employer and he is unaware of any facts or circumstances indicating that he may have an outstanding claim for unpaid wages; and

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(b) he has not suffered any injury or illness arising out of or in the course and scope of his employment with Employer for which he has not already filed a claim.

8.  Confidentiality.

Employee agrees that the terms of this Agreement and the negotiations leading to this Agreement are strictly confidential.  Employee further agrees not to publicize or disclose or cause or knowingly permit or authorize the publication or disclosure of the terms of this Agreement to any person, firm, organization or entity of any and every type, public or private, for any reason, at any time.  Notwithstanding the above, Employee may make any disclosure required by law.  Also, Employee may disclose the terms of this Agreement to his spouse, and his attorneys and tax advisors, if any, and those individuals shall be advised that this confidentiality provision applies to any such disclosure, and Employee agrees to secure the non-parties’ agreement not to divulge any such information.  Employee agrees to use his best efforts to prevent any prohibited disclosure.

9.  Non-Disparagement.

Employee agrees that  he will not make any future statements that in any way disparage or defame Employer. Nothing in this Agreement prohibits Employee from testifying truthfully in response to a subpoena or other legal process or from providing truthful information to a governmental agency, including in response to an inquiry or investigation.

Employer agrees to instruct in writing all senior management employee who are aware of the terms of this Agreement not to make any future statements that in any way disparage or defame Employee.  Nothing in this Agreement prohibits such instructed individuals from testifying truthfully in response to a subpoena or other legal process or from providing truthful information in response to an inquiry or investigation by a governmental agency, including in response to an inquiry or investigation.

10.  Enjoining Breaches of Paragraphs 8 and 9.

If either party commits a breach, or threatens to commit a breach, of any of his/its respective obligations under Paragraphs 8 or 9, the other party shall have the right and remedy to have the provisions of those Paragraphs specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages will not provide an adequate remedy to the non-breaching party.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the non-breaching party under law or equity.  If the non-breaching party prevails on the claim, that party will be entitled to an award of his/its reasonable attorneys’ fees and costs incurred in evaluating and pursuing any claim for breach of Paragraphs 8 or 9.

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11. Return of Property.

Employee represents and affirms that he has returned to Employer all of the Employer’s materials, records, supplies, confidential or proprietary information (in any form), equipment, or other property that he may have in his possession, and that he will retain no copies in his custody or under his control (or his agents’ control) of any confidential or proprietary information or documents he received due to his employment with Employer.

12.  No Admission of Liability.

By entering into this Agreement, neither the Employee nor the Employer admits to any liability of wrongdoing whatsoever or with respect to any prior claims or those asserted in the future.  Employee expressly denies any and all such liability and wrongdoing, and Employer expressly denies any and all such liability and wrongdoing.

13.  Entire Agreement and Amendment of Agreement.

This Agreement pulls together in one place the entire agreement of Employer and Employee and takes the place of all oral and written agreements and discussions concerning the matters dealt with in this Agreement.  There are no other agreements, written or oral, express or implied, between Employer and Employee concerning the matters dealt with in this Agreement that are not written out or referenced in this Agreement.  This Agreement may be changed only by a signed writing by Employee and Employer.

14.  Voluntary Agreement and Right of Revocation.

(a) Employee understands and agrees as follows:

1.                                    Employee was advised and hereby is advised in writing to consider the terms of this Agreement, and to consult with an attorney of his choice prior to signing this Agreement.

2.                                    Employee has been given twenty-one (21) calendar days within which to consider this Agreement before signing it.  This Agreement must be signed on or before the 21st day or Employer’s offer contained herein will automatically expire.  If the 21st day falls on a weekend or holiday, it still must be postmarked, e-mailed or faxed not later than the following business day to Ms. Iris Matsumoto at the address/number stated below:

P.O. Box 3200, Honolulu, Hawaii 96847 or 999 Bishop Street, Honolulu, Hawaii 96813; fax to (808) 525-5798.

3.                                    Should Employee wish to sign this Agreement prior to expiration of the twenty-one (21) day period, he may do so by signing in the space provided, below.

PURSUANT TO 29 C.F.R.§ 1625.22(e)(6), EMPLOYEE KNOWINGLY AND VOLUNTARILY WAIVES THE 21-DAY PRE-EXECUTION CONSIDERATION PERIOD SET FORTH IN 29 U.S.C. § 626(f)(1)(F):

MICHAEL CHING	DATE

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4.                                    Employee and Employer acknowledges that he and it, respectively, have carefully read and fully understand all of the provisions of this Agreement, which is written in a manner that he and it, respectively, clearly understand.

5.                                    Employee is, through this Agreement, releasing Employer, and the other released parties listed in Paragraph 6, above, from any and all rights and claims Employee may have against them, including claims under the Age Discrimination in Employment Act (“ADEA”), arising before his signing of this Agreement.

6.                                    Employee understands that any rights or claims that may arise after the signing of this Agreement are not released.

7.                                    In return for signing this Agreement and releasing the claims described herein, including his rights and claims under the ADEA, Employee is receiving consideration to which he would not otherwise be entitled.

8.                                    Employee and Employer knowingly and voluntarily agree to all of the terms in this Agreement.

9.                                    Employee and Employer knowingly and voluntarily intend to be legally bound by this Agreement.

10.                            Employee may revoke the Release in Paragraph 6 in writing during the seven (7)-day period following the date on which Employee signs this Agreement.  This Release in Paragraph 6 will not become effective or enforceable until the revocation period has expired without any revocation.  If the Release in Paragraph 6 is revoked, Employer is under no obligation to provide consulting fee and benefits described in Paragraph 5, above.

To revoke this agreement, Employee must send a letter certified mail, return receipt requested or hand-deliver it to Ms. Iris Matsumoto at the following address:  P.O. Box 3200, Honolulu, Hawaii 96847 or 999 Bishop Street, Honolulu, Hawaii 96813. Employee must also immediately email it to Ms. Iris Matsumoto at imatsumoto@fhb.com.

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(b) Within twenty one (21) days of the Date of Separation (but not earlier than the Date of Separation) Employee shall execute a supplemental release substantially in the form of Paragraph 6 covering the period through the Date of Separation.  Following such execution, Employee may revoke such release in writing during the seven (7)-day period following the date on which Employee signs such supplemental release.  If such supplemental release is revoked, Employer is under no obligation to provide consulting fee and benefits described in Paragraph 5, above.

15.  Attorneys’ Fees and Costs.

Each party shall bear all attorneys’ fees and costs arising from and/or in any way related to the actions of its own counsel with regard to the negotiation and creation of this Agreement.  Employee expressly waives any and all rights and claims Employee might otherwise have against the Employer for reimbursement of attorneys’ fees and costs associated with Employee’s legal representation relating to the negotiation and creation of this Agreement.

16.  Defense of Claims.

Employee understands and acknowledges that this Agreement may be pleaded as a defense to, and may be used as the basis for an injunction against, any action, suit, administrative or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement by either party, or arising out of Employee’s employment or separation from employment.

17.  Dispute Resolution.

Any claims or controversies arising under or concerning this Agreement, with the exception of claims by Employer for breach of Paragraphs 8 or 9 of this Agreement or other claims by Employer for injunctive or other equitable relief, shall be resolved by final and binding arbitration in Honolulu, Hawaii, in accordance with Haw. Rev. Stat. ch. 658A, and the Arbitration Rules, Procedures and Protocols of Dispute Prevention & Resolution, Inc. then in effect (or the rules of such other arbitration organization as the parties may agree).  The arbitrator shall be required to abide by the provisions of this Agreement shall not modify or alter the same.  The decision of the arbitrator within the scope of the submission shall be final and binding on all parties, and any right to judicial action on any matter subject to arbitration hereunder is hereby waived (unless otherwise required by applicable law), except suit to enforce, confirm or vacate the arbitration award or in the event arbitration is not available for any reason.  A judgment upon the award may be entered in any court having jurisdiction of the parties.  In any arbitration under this Agreement, each party shall bear the costs, fees and expenses of presenting its own case, and one-half of the arbitrator’s fees and administration expenses, unless otherwise agreed by the parties or ordered by the arbitrator for good cause shown.  The parties agree to submit any dispute over the sharing of arbitration fees and expenses to the arbitrator for prompt resolution.

18.  Assignment; Successors and Assigns.

Employee’s rights and obligations hereunder may not be assigned without the prior written consent of Employer, which may be withheld in its sole discretion.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Employee, Employer and the respective successors and permitted assigns of each.

19.  Waiver.

No term, condition or breach of this Agreement shall be deemed to be waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by written instrument of the party charged with waiver or estoppel.

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20.  Severability.

If any provision of this Agreement shall be or become legally void or unenforceable in whole or in part for any reason whatsoever, such invalidity and unenforceability shall not impair the validity or enforceability of the other provisions of this Agreement.  In such an event and to this extent only, the provisions of this Agreement are deemed to be severable.

21.  Governing Law.

The parties acknowledge and agree that Employee was employed by Employer in the State of Hawaii and that all matters arising out of or related to Employee’s employment and separation from employment with Employer are controlled by and subject to the laws of the State of Hawaii.  This Agreement was entered into in the State of Hawaii, and it will be construed, interpreted and enforced in accordance with the laws of the State of Hawaii, notwithstanding the fact that Employee’s past, present or future residence may be in a different state.  Employee and Employer submit to personal jurisdiction in the State of Hawaii.

22.  Effective Date of Agreement.

This Agreement shall be effective as of the date Employee signs the Agreement, provided that the Release in Paragraph 6 shall become effective following the seven (7)-day period after he signs (the “Effective Date”) the Agreement so long as he does not revoke such Release pursuant to Paragraph 14(a)(10) and the supplemental release in Paragraph 14(b) shall become effective following the seven (7)-day period after Employee signs such supplemental release so long as he does not revoke such Release pursuant to Paragraph 14(b).

23.  Counterparts and Facsimile/Electronic Signatures.

This Agreement may be signed in separate counterparts, and/or via facsimile or other means of electronic signature, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

Dated:	January 8, 2018	By	/s/ Michael Ching
Michael Ching

Dated:	January 8, 2018	By	/s/ Robert S. Harrison
First Hawaiian, Inc.

Dated:	January 8, 2018	By	/s/ Robert S. Harrison
First Hawaiian Bank

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